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                                                                   EXHIBIT 10.16
                    AMENDED AND RESTATED SEVERANCE AGREEMENT

         THIS AGREEMENT is made as of this 21st day of November, 2000, between FRANKLIN BANK, NATIONAL ASSOCIATION ("Franklin"), and David L. Shelp (the "Officer").

                                    RECITALS:

         Franklin and the Officer entered into that certain Severance Agreement dated October 29, 1993, pursuant to which the Officer was provided with certain severance compensation in the event of a change in control of Franklin. Effective November 21, 1995, the Board of Directors approved various modifications to the original Severance Agreement and Franklin and the Officer entered into that certain Amended and Restated Severance Agreement dated November 21, 1995 (the "1995 Severance Agreement").

         In recognition of the Officer's continued loyalty to Franklin, the benefits that have derived to Franklin from the Officer's service on behalf of Franklin, acknowledging the substantial and significant commitment that the Officer made when joining Franklin by foregoing other banking career opportunities and in recognition of the tremendous benefits to shareholders of continuing the services of the Officer during any transition period involving a change in control, the Board of Directors has determined to amend and restate that certain 1995 Severance Agreement in accordance with the terms set forth herein (as amended and restated, referred to as the "Agreement").

         Franklin's Board of Directors recognizes that in the current bank consolidation environment the possibility of a change in control may exist with respect to Franklin, as with any other publicly held corporation, bank or financial institution, and that the uncertainty posed by such a possibility may prove distracting to the Officer to the detriment of Franklin, its affiliates and its shareholders.

         Franklin's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of the Officer to Officer's assigned duties without distraction in the potentially disturbing circumstances arising from the possibility of a change in control of Franklin. Franklin, is, therefore, willing, in order to provide the Officer with a measure of security with respect to Officer's employment with Franklin in the event of a change of control of Franklin, to provide the severance compensation set forth in detail below, so that the Officer will be in a position to act with respect to a possible change in control of Franklin in the best interests of Franklin and its shareholders, without concern as to the Officer's own financial security, and in order to create a non-disruptive and successful transition in the event of a change in control.

         This Agreement sets forth the severance compensation which Franklin agrees it will pay to the Officer solely if the Officer's employment with Franklin terminates under one of the circumstances described herein within three
(3) years following a change in control of Franklin (except as otherwise set forth in Sections 16 and 17 below).

         Except where expressly provided, this Agreement is not intended to modify and shall not modify the terms of the Officer's employment with Franklin under any other circumstances. In addition, the Agreement shall not modify the ability of Franklin to terminate the Officer at-will under the National Bank Act. The Agreement simply provides the Officer with certain severance benefits upon the occurrence of certain events of termination following a change in control of Franklin.

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         Accordingly, in order to induce the Officer to remain in the employ of
Franklin prior to, during, and following a change in control of Franklin, and in consideration of the promises and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

         1. Term. This Agreement will begin on the date entered above (the "Commencement Date") and will continue in effect through the third anniversary of the Commencement Date. However, on the first anniversary of the Commencement Date, and on each such anniversary date thereafter, the term of this Agreement will be extended automatically for one (1) additional year (resulting in a continual three (3) year term) unless, not later than six (6) months prior to such anniversary date, Franklin gives written notice to the Officer that it has elected not to extend this Agreement (in which event the one (1) additional year will not be added to the term so that the term will be two (2) years from the anniversary date of the year in which such notice has been provided). Notwithstanding the above, if a Change in Control as defined below occurs during the term of this Agreement, this Agreement will continue in effect for at least thirty six (36) months beyond the end of the month in which any Change in Control occurs.

         2. Change in Control. For purposes of this Agreement, a Change in Control of Franklin shall be deemed to have occurred upon the occurrence of any of the events described in Subsections (i), (ii), (iii), (iv), (v) and (vi) below, whether occurring prior to, subsequent to or simultaneous to each other. Each event (including each occurrence of an event within (i), (ii), (iii), (iv), (v) or (vi)) constitutes a separate Change in Control for purposes of this Agreement.

         (i) any person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary under an employee benefit plan established or maintained by Franklin, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Franklin representing more than 10% of the combined voting power of Franklin's then outstanding securities; provided, however, that such acquisition of more than 10% of the combined voting power of Franklin's outstanding securities will not constitute a Change in Control under this Subsection (i) if the excess is acquired in violation of law and the acquirer by court order, settlement or otherwise disposes or is required to dispose of all securities acquired in violation of law; or

         (ii) upon the first purchase of Franklin's Common stock pursuant to a tender or exchange offer which results in the sale of more than 10% of the combined voting power of Franklin's then outstanding securities (other than a tender or exchange offer initiated by Franklin or a trustee or other fiduciary under an employee benefit plan established or maintained by Franklin); or

         (iii) upon (A) a merger or consolidation of Franklin with or into another institution, other than a merger or consolidation, which would result in the voting securities of Franklin outstanding immediately prior thereto continuing to represent (either by remaining or by being converted into voting securities of the surviving entity) at least 90% of the combined voting power of the voting securities of Franklin or such surviving entity outstanding immediately after such merger or consolidation); or (B) a sale, exchange, lease, mortgage pledge, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Franklin which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of Franklin on a consolidated basis; or (C) any liquidation or dissolution of Franklin; or (D) any reorganization, reverse stock split, or recapitalization of Franklin which would result in a Change in Control; or



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         (iv) if during any period of two consecutive years (including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Franklin (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof; provided, however, that any individual (other than a director designated by a person described in Subsection (i) above) whose election or nomination for the election as a member of the Board of Directors of Franklin by Franklin's stockholders was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be deemed a Continuing Director; or

         (v) nomination of a non-management sponsored director(s) for election or appointment to the Board of Directors of Franklin (excluding the nomination and election of the June 2000 Non-Management Directors as defined in Section 16 below).

         (vi) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing (excluding the Franklin/Bingham Actions as defined in Section 16 below).

         3. Termination Following Change in Control.

         A. Compensation Upon Termination. Subject to Section 17 below, if a Change in Control of Franklin shall have occurred while the Officer is still an employee of Franklin, the Officer shall receive the benefits provided in Section 4 if within three (3) years following a Change in Control there has been a termination of the Officer's employment with Franklin by the Officer or by Franklin (including termination or non-renewal of employment by Franklin pursuant to any employment agreement with Officer), unless such termination is as a result of (i) the Officer's death, (ii) the Officer's Disability (as defined in Subsection 3C below); (iii) the Officer's termination by Franklin for Cause (as defined in Subsection 3E below); or (iv) the Officer's decision to terminate employment other than for Good Reason (as defined in Subsection 3F below).

         B. Death. If a Change in Control occurs while the Officer is still an employee, and within three (3) years following the Change in Control the Officer dies, this Agreement shall terminate and Franklin shall pay to the Officer's estate or beneficiary, as applicable, Officer's full salary, full Benefit Plans, as defined below in Subsection 3F(iii), full Securities Plans, as defined in Subsection 3F (iv), full Cash Bonus, as defined below in Subsection 3F(v) and full Incentive Plans, as defined in Subsection 3F(vi), to the extent accrued, earned or vested, in effect at the time of death. The estate or beneficiary, as applicable, shall have all such additional rights as may be provided under any of such Plans or separate insurance coverage to the estate or beneficiary. Any payment of salary or otherwise due under such Plans shall be paid no later than ten (10) days following the date of death.

         C. Disability. If, a Change in Control occurs while the Officer is still an employee of Franklin and within three (3) years following the Change in Control, the Officer becomes incapacitated due to physical or mental illness, and the Officer shall have been absent from officer's duties with Franklin on a full-time basis for twelve (12) consecutive months and if within thirty (30) days after written Notice of Termination as defined in Section 3G below is thereafter given by Franklin, the Officer shall not have returned to the full-time performance of the Officer's duties, Franklin may terminate this Agreement for "Disability" and shall pay the Officer the Officer's full salary, full Benefit Plans, as defined below in Subsection 3F(iii), full Securities Plans, as defined below in Subsection 3F(iv), full Cash Bonus as defined below in Subsection 3F(v) and full Incentive Plans as defined below in Subsection 3F(vi), to the extent accrued, earned or vested, from the commencement of the Disability period through the Date of Termination as defined in Subsection 3H below at the rate in effect at the time of the commencement of the disability period. In addition, the disabled Officer shall have such additional rights under any of such Plans or separate insurance coverage as are provided to a disabled Officer



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thereunder. Any payment of salary or otherwise due under such
Plans shall be paid no later than ten (10) days following the Date of Termination.

         D. Termination By Officer Without Good Reason. If a Change in Control occurs while the Officer is still an employee of Franklin and within three (3) years following the Change in Control, the Officer terminates the Officer's employment without Good Reason, as defined in 3(f), the Officer shall provide Franklin with Notice of Termination and Franklin shall pay the Officer the Officer's full salary, full benefit plans, as defined below in Subsection 3F(iii), full Securities Plans, as defined in Subsection 3F(iv), full Cash Bonus, as defined below in Subsection 3F(v), and full Incentive Plans, as defined below in Subsection 3F(vi), to the extent accrued, earned or vested, through the Date of Termination as defined in Subsection 3H below at the rate in effect at the time Notice of Termination is given. In addition, the Officer shall have such additional rights under any of such Plans as are provided to Officer under such Plans. Any payment of salary or otherwise due under such Plans shall be paid no later than ten (10) days following the Date of Termination.

         E. Termination For Cause. If a Change in Control occurs while the Officer is still an employee of Franklin and within three (3) years following the Change in Control, the Officer is terminated by Franklin for "Cause," Franklin shall provide the Officer with Notice of Termination and shall pay the Officer the Officer's full salary, full Benefit Plans, as defined below in Subsection 3F(iii), full Securities Plans as defined in Subsection 3F(iv), full Cash Bonus as defined below in Subsection 3F(v) and full Incentive Plans as defined below in Subsection 3F(vi), to the extent accrued or earned or vested, from the commencement of the actions giving rise to the conviction through the Date of Termination as defined in Section 3H below at the rate in effect at the time Notice of Termination is given. In addition, the Officer shall have such additional rights under any of the Plans as are provided under such Plans. Any payment of salary or otherwise due under such Plans shall be paid no later than ten (10) days following the Date of Termination. For purposes of this Agreement only, Franklin shall have "Cause" to terminate the Officer's employment hereunder only on the basis of conviction of the Officer of a felony or any crime involving embezzlement, fraud or misrepresentation. Notwithstanding the foregoing, the Officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of Franklin's Board of Directors at a regular or special meeting of the Board held for the purpose (after reasonable notice to the Officer and an opportunity for the Officer, together with the Officer's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Officer was guilty of the conduct resulting in the conviction and specifying the particulars thereof in detail.

         F. Termination By Officer For Good Reason. The Officer may terminate the Officer's employment for Good Reason. For purposes of this Agreement "Good Reason" shall mean, without Officer's express written consent, any of the following:

         (i) the assignment to the Officer by Franklin of duties inconsistent with the Officer's position, duties, responsibilities and status with Franklin as of the day prior to the Change in Control of Franklin, or a change in the Officer's titles or offices as in effect the day immediately prior to the Change in Control of Franklin, or any removal of the Officer from or any failure to re-elect the Officer to any of such positions, other than assignments and changes attributable to the July 2000 Position and the December 2000 Position, each as defined in
         Section 16 below;

         (ii) a reduction by Franklin in the Officer's base salary as in effect on the day prior to the Change in Control or Franklin's failure to increase (within 12 months of the Officer's last increase in base salary), the Officer's base salary after a Change in Control of Franklin in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of Franklin effected in the preceding 12 months.



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         (iii) any failure by Franklin to continue in effect for such Officer any benefit plan or arrangement or perquisite (including, without limitation, payment of club dues, providing an automobile or automobile allowance, payment of all business expenses of operation of the automobile, Franklin's group life insurance plan and medical, dental, accident and disability plans) in which the Officer is participating as of the day prior to the Change in Control of Franklin (or any other plans providing the Officer with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by Franklin which would adversely affect the Officer's participation in or materially reduce the Officer's benefits under any such Benefit Plan or deprive the Officer of any material fringe benefit enjoyed by the Officer as of the day prior to the Change in Control of Franklin;

         (iv) any failure by Franklin to grant Officer an amount of stock options designed to produce a value to Officer substantially consistent with the average value of stock options received by officers of Franklin for the three years immediately prior to the Date of Termination and any failure by Franklin to continue in effect any plan or arrangement to receive securities of Franklin (including, without limitation, any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof, or the Employee Stock Ownership Plan ("ESOP")) in which the Officer is participating as of the day prior to the Change in Control of Franklin (or plans or arrangements providing Officer with substantially similar benefits) (hereinafter referred to as "Securities Plans") or the taking of any action by Franklin which would adversely affect the Officer's participation in or materially reduce the Officer's benefits under any such Securities Plan;

         (v) any failure to pay to Officer an annual cash bonus that is at least equal to Officer's average cash bonus for the three years immediately prior to the Change in Control (hereinafter referred to as "Cash Bonus"),

         (vi) any failure by Franklin to continue in effect any incentive plan or arrangement in which the Officer is participating as of the day prior to the Change in Control of Franklin (or any other plans or arrangements providing Officer with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by Franklin which would adversely affect the Officer's participation in any such Incentive Plan or reduce the Officer's benefits under any such Incentive Plan;

         (vii) a relocation of Franklin's principal executive offices outside of Oakland County, Michigan or the Officer's relocation to any place outside of Oakland County, Michigan, except for required travel by the Officer on Franklin's business to an extent substantially consistent with the Officer's business travel obligations at the time of a Change in Control of Franklin;

         (viii) any failure by Franklin to provide the Officer with the number of paid vacation days to which the Officer is entitled pursuant to the Officer's employment agreement or on the basis of years of service with Franklin in accordance with Franklin's normal vacation policy in effect at the time of a Change in Control of Franklin;

         (ix) any material breach by Franklin of any provision of this Agreement;

         (x) any failure by Franklin to obtain the assumption of Officer's employment or of this Agreement by a successor or assignee of Franklin; or



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         (xi) any purported termination of the Officer's employment by Franklin which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3G; for purposes of this Agreement, no such purported termination shall be effective.

         Officer's night to terminate the Officer's employment pursuant to this Subsection F shall not be affected by Officer's incapacity due to physical or mental illness. Officer's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         G. Notice of Termination. Any termination by Officer (other than by death) or by Franklin shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer's employment.

         H. Date of Termination. "Date of Termination" shall mean (a) if Officer's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Officer shall have not returned to the full time performance of the Officer's duties during such thirty day period) and
(b) if Officer's employment is terminated for any reason other than death or Disability, thirty (30) days after Notice of Termination is given.

         4. Severance Compensation Upon Termination of Employment. Subject to
Section 17 below, if a Change in Control of Franklin shall have occurred while the Officer is still an employee of Franklin and if effective upon or within three (3) years following the Change in Control there has been a termination of the Officer's employment with Franklin by the Officer or by Franklin (including termination or non-renewal of employment by Franklin pursuant to any employment agreement with Officer), unless such termination is as a result of (i) the Officer's death, (ii) the Officer's Disability (as defined in Subsection 3C above); (iii) the Officer's termination by Franklin for Cause (as defined in Subsection 3E above); or (iv) the Officer's decision to terminate employment other than for Good Reason (as defined in Subsection 3F above), then the Officer shall receive the benefits provided below:

                  (1) Franklin shall pay the Officer the Officer's full salary, full Benefit Plans, full Securities Plans, full Cash Bonus and full Incentive Plans through the Date of Termination, to the extent accrued, earned or vested, at the highest rate or amount in effect prior to the Date of Termination; and

                  (2) In lieu of any further salary payments to Officer for periods subsequent to the Date of Termination, Franklin shall pay as severance pay to Officer a lump sum severance payment equal to 2.5 times the Officer's gross compensation (including base salary, Cash Bonus and any deferred compensation) for any twelve month period yielding the highest dollar amount during the 3 years preceding the Date of Termination. In addition, Franklin shall pay as severance to Officer an amount which after applying the provisions of Section 4999 of the Code, as amended (or as replaced by any other Code Section) ("Section 4999") would provide Officer with the same approximate aggregate cash under Section 4 of the Agreement that Officer would have received under Section 4 of the Agreement but for the application of
         Section 4999.

                  (3) In addition, in lieu of exercising or retaining the Officer's right to exercise any outstanding stock options then held by Officer, Officer may elect to surrender to Franklin the Officer's rights in such outstanding stock options (whether or not then exercisable) then held by Officer, and, upon such surrender, Franklin shall pay to Officer an amount in cash per share equal to the aggregate of



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         the difference between (a) the option exercise prices of the shares subject to such surrendered options and the greater of (i) the average price per share paid in connection with the acquisition of shares in connection with a Change in Control if such shares were acquired by the payment of cash or the then fair market value per option share or the consideration paid for such shares if such shares were acquired for consideration other than cash, (ii) the price per share paid in connection with any tender offer for shares of Franklin Common Stock leading to a Change in Control, or (iii) the mean between the high and low selling prices of such stock on the NASDAQ National Market on the Date of Termination. Notwithstanding the requirement that Franklin pay Officer at the time or times set forth below, if applicable, the payment shall pursuant to this Subsection (3) be delayed so that it is paid promptly in a manner which is in compliance with Section 16(b) of the Exchange Act.

                  (4) In addition, Franklin shall maintain in full force and effect, for the continued benefit of the Officer for 3 years; all Benefit Plans in which the Officer was entitled to participate during the 3 years prior to the Date of Termination, provided that the Officer's continued participation is possible under the general terms and provisions of such Benefit Plans. In the event that the Officer's participation in any Benefit Plan is barred, Franklin shall arrange to provide the Officer with benefits substantially similar to those which the Officer would otherwise have been entitled to receive under such Benefit Plan from which the Officer's continued participation is barred.

                  (5) The payments provided for in Subsections (2) and (3) above (less any amounts already paid to the Trust pursuant to Section 16D(4) below) shall initially be paid by Franklin to the Trust referenced in
         Section 5 below within 5 days following a "Potential Change of Control". A Potential Change of Control means: (i) Franklin entering into or the Board of Directors authorizing an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) adoption by the Board of Directors of Franklin of a resolution to the effect that for purposes of this Agreement a Potential Change in Control has occurred. The initial payment (i.e., the amounts deposited in the Trust for Officer's account) shall be an estimate of the payments provided for in Subsections (2) and (3) above (the "Initial Payment") as determined by Franklin's independent accountants. The actual calculation of the payments provided for in Subsections (2) and (3) above (the "Actual Payment") shall be made no later than 5 days following the Date of Termination by the same independent accountants who made the calculation of the Initial Payment and such calculation shall be delivered during this five (5) day period to Franklin and to the Officer. The Officer may, by notice given to Franklin no later than eight (8) days following the Date of Termination, contest the calculation of the Actual Payment by the independent accountants and give notice to Franklin of the amount calculated by the Officer. In such event, the Officer may designate an independent certified public accountant (the "Designated Auditor") to review the calculations. The Designated Auditor and the independent accountants who prepared the calculation of the Actual Payment shall then select a third independent accountant and the three accountants shall determine the Actual Payment no later than twenty-one (21) days following the Date of Termination. If the three groups of accountants cannot come to an agreement, the Actual Payment will be the average of the calculation of each of the three groups of accountants.

                  The Actual Payment (less the Initial Payment paid to the Trust (the "Final Payment")) shall be paid by Franklin to the Officer no later than ten (10) days following the Date of Termination, unless the Officer has contested the calculation of the Actual Payment as provided above, in which case, the Final Payment shall be paid by Franklin to the Officer no later than twenty-eight (28) days following the Date of Termination. If Franklin does not timely pay the Officer, for every day it is late in payment to the Officer, and/or if Franklin causes the Trust not to pay the Officer (whether through litigation or other


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         means), for every day that the payment is late, Franklin shall pay to the Officer an additional five (5.0%) percent of the Actual Payment (not including the 5.0% late charges). In the event that the amount of the Initial Payment exceeds the Actual Payment determined to have been due, the Officer shall return the excess to Franklin and such excess shall constitute a loan by Franklin to the Officer on the fifth day after demand by Franklin (together with interest at the rate provided in Section 1274 (b)(2)(B) of the Code).

                  (6) Franklin also shall pay to Officer all legal fees and expenses incurred by Officer as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or in seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, the expenses of any tax counsel and independent accountants employed or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within 5 days after Offices request for payment accompanied with such evidence of fees and expenses incurred as Franklin reasonably may require.

         5. Establishment of Trust. Franklin shall promptly create a Trust for the benefit of the Officer. In the event of a Potential Change in Control, Franklin shall fund such Trust as provided in Section 4 above. Among other things, the Trust Agreement shall provide that the Trust shall not be revoked or the principal thereof invaded without the written consent of the Officer. The Trust Agreement shall also provide that upon receipt by the Trust of notification by either the Board of Directors of Franklin, or the Officer of a Change in Control and of the termination of the Officer, as certified or attested to by the (i) Board of Directors, or (ii) Officer and the Chairman of Franklin in his individual capacity, the Trustee shall pay the Initial Payment to the Officer no later than the next business day following receipt of such notification.

         The Trustee shall be a national or state bank or a holding company thereof having a consolidated net worth of not less than $10,000,000, selected by Franklin. Nothing in this paragraph shall relieve Franklin of any of its obligations under this Agreement, except that actual disbursements from the Trust to the Officer in satisfaction of payments under this Agreement, will be applied to reduce Franklin's obligations under this Agreement, to the extent of such disbursements. Any funds, including interest or investment earnings thereon, remaining in the Trust and designated for the Officer shall revert and be paid to Franklin if (A) a court of competent jurisdiction determines that the circumstances giving rise to that particular funding of the Trust no longer exists; or (B) the Board of Directors of Franklin and the Officer direct the Trustee to release the funds designated for the Officer. A copy of the Trust Agreement is attached as Exhibit A to this Agreement.

         Notwithstanding any other provision of this Section 5 to the contrary, the Trust Agreement shall provide that Trustee's obligation to pay the Officer the Initial Payment shall be suspended upon receipt of a notice of determination by the Office of the Comptroller of the Currency (the "OCC") that Franklin is in a troubled condition at the time payment would otherwise be due and owing and that the Severance Payments are prohibited under banking laws and regulations. The Trustee shall thereafter hold or release the Initial Payment as directed by the OCC.

         6. No Obligation To Mitigate Damages: No Effect on Other Contractual Rights.

                  A. The Officer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Officer as the result of employment by another employer after the Date of Termination, by retirement benefits, by offset against any amount claimed to be owed by Officer to Franklin (except as provided in Section 4(5) above and Section 16D(4)(b)), or otherwise.



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                  B. Except as provided herein, the provisions of this
         Agreement, and any payment provided for hereunder, shall not increase or reduce any amounts otherwise payable, or in any way increase or diminish the Officer's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

         7. Successor to Franklin.

                  A. Franklin will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Franklin, by agreement in form and substance satisfactory to the Officer, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Franklin would be required to perform it if no such succession or assignment had taken place. Any failure of Franklin to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Officer to terminate the Officer's employment for Good Reason. As used in this Agreement, "Franklin" shall include any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise. If at any time during the term of this Agreement the Officer is employed by any institution a majority of the voting securities of which is then owned by Franklin, "Franklin" as used in this Agreement shall in addition include such employer. In such event, Franklin agrees that it shall pay or shall cause such employer to pay any amounts owed to the Officer pursuant to Section 4 or Section 16 hereof, as applicable.

                  B. This Agreement shall inure to the benefit of and be enforceable by the Officer's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Officer should die while any amounts are still payable to Officer hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Officer's devisee, legatee, or other designee or, if there be no such designee, to the Officer's estate.

         8. Withholding of Taxes. Franklin may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

         9. Duty Not To Disclose Confidential Information. The Officer acknowledges that the Officer's relationship with the Company is one of high trust and confidence, and that he has access to Confidential Information (as hereinafter defined) of Franklin. The Officer shall not, directly or indirectly, communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Officer's duties. The duties contained in this paragraph shall be binding upon the Officer during the time that he/she is employed by the Company and following the termination of such employment. Such duties will not apply to any such Confidential Information which is or becomes in the public domain through no action on the part of the Officer, is generally disclosed to third parties by Franklin without restriction on such third parties, or is approved for release by written authorization of the Board of Directors of Franklin. The term "Confidential Information" shall mean any and all confidential, proprietary, or secret information relating to Franklin's business, services, customers, business operations, or activities and any and all trade secrets, products, methods of conducting business, information, skills, knowledge, ideas, know-how, or devices used in, developed by, or pertaining to Franklin's business and not generally known, in whole or in part, in any trade or industry in which Franklin is engaged.

         10. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous oral and written communications and agreements with respect thereto. Specifically, this Agreement amends and restates in its entirety that certain Severance Agreement dated October 29, 1993 between the Officer and Franklin and that certain Amended and Restated Severance Agreement dated November 21, 1995 between the Officer and Franklin.

         11. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to the party or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

         If To Franklin:   Attention:                Chairman of the Board of Directors
                                                     Franklin Bank, N.A.
                                                     24725 West Twelve Mile Road Suite 210
                                                     Southfield, Michigan 48034

         If To The Officer:                          David L. Shelp
                                                     24725 West Twelve Mile Road, Suite 210
                                                     Southfield, Michigan 48034

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and Franklin. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. In the event of a conflict between any employment agreement and this Agreement, the terms of this Agreement shall prevail. This Agreement shall be governed by and construed in accordance with the laws and regulations of Franklin's applicable regulatory agency. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. The obligations of Franklin under Sections 4 and 5 shall survive the expiration of the term of this Agreement.

         13. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Moreover, to the extent that any provision of this Agreement is deemed invalid or unenforceable, such provision shall be interpreted and/or modified so as to be deemed valid and enforceable.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. Legal Fees And Expenses. Franklin shall pay all legal fees and expenses which the Officer may incur as a result of the breach of this Agreement by Franklin or as a result of Franklin or any shareholder of Franklin or any federal or state agency contesting the validity or enforceability of this Agreement or the Officer's interpretation of or determinations under this Agreement.

         16. Officer's Entitlement to Terminate for Good Reason.

                  A. Effective July 16, 2000, Officer was appointed as acting president of Franklin and was assigned additional duties associated therewith (the "July 2000 Position"). Effective November 21, 2000, the Board of Directors (i) approved the appointment of Officer to President and Chief Executive Officer of Franklin effective upon the implementation of Franklin's Employee Operational Effectiveness Committee Plan (the "December 2000 Position") and (ii) approved various modifications to the 1995 Severance Agreement.

                  B. Franklin's Board of Directors and the Officer recognize that Franklin incurred a Change in Control (as defined in Section 2 of the 1995 Severance Agreement) due to (i) Franklin's Board of Director's authorization and approval of Franklin's proposed merger with Bingham Financial Services Corporation ("Bingham") and Franklin's execution of the Agreement and Plan of Merger dated as of March 19, 2000 among Bingham, BFSC Merger, N.A. and Franklin, as amended, (collectively, the "Franklin/Bingham Actions") and (ii) the nomination and election of two non-management sponsored directors to the Board of Directors of Franklin in connection with Franklin's 2000 annual meeting of shareholders (the "June 2000 Non-Management Directors"). In addition, Franklin's Board of Directors and the Officer recognize that the assignment of duties and/or changes in titles/offices associated with the Officer's July 2000 Position and December 2000 Position would entitle Officer to terminate Officer's employment for Good Reason (as defined in Section 3F of the 1995 Severance Agreement).

                  C. Franklin's Board of Directors and Officer recognize that, pursuant to the 1995 Severance Agreement, Officer could terminate Officer's employment for Good Reason and be entitled to certain severance benefits thereunder.

                  D. Franklin's Board of Directors and Officer agree that the Officer's appointment to the July 2000 Position and the December 2000 Position together with the other events described in Section 16B above should not be a basis for increasing his severance benefits beyond that which he would have otherwise been entitled to under the 1995 Severance Agreement if the Officer decided to terminate his employment as of the date hereof for Good Reason.

                  E. Subject to Section 17 below, in the event, Officer terminates his employment for Good Reason based on his appointment to the July 2000 Position or the December 2000 Position and the other events described in Section 16B above on or before March 19, 2003, then the Officer shall receive the benefits provided below:

                           (1) Officer shall be entitled to receive from
                  Franklin the benefits set forth in Section 4(1) above.

                           (2) In lieu of any further salary payments to Officer
                  for periods subsequent to the Date of Termination, Franklin shall pay as severance pay to Officer a lump sum severance payment equal to $371,566 (including interest thereon from the date hereof to the date of payment at 8.0% per annum determined on the basis of a 360-day year of twelve 30-day months compounded quarterly). In addition, Franklin shall pay as severance to Officer an amount which after applying the provisions of Section 4999 would provide Officer with the same approximate aggregate cash under Section 16 of the Agreement that Officer would have received under Section 16 of the Agreement but for the application of Section 4999.

                           (3) Officer shall be entitled to receive from
                  Franklin the benefits set forth in Section 4(3) and Section 4(4) above.

                           (4) If not already paid into the Trust referenced in
                  Section 5 above, Franklin shall pay the amount provided for in
                  Section 16E(2) above to the Trust within 5 days of the date hereof.

                                    (a) The actual calculation of the payments
                      provided for in Subsections (2) and (3) above (the "Section 16 Payment") shall be made no later than 5 days following the Date of Termination by Franklin's independent accountants such calculation shall be delivered during this five (5) day period to Franklin and to the Officer. The Officer may, by notice given to Franklin no later than eight (8) days following the Date of Termination, contest the calculation of the Section 16 Payment by the independent accountants and give notice to Franklin of the amount calculated by the Officer. In such event, the Officer may designate an independent certified public accountant to review the calculations. Such accountant and the independent accountants who prepared the calculation of the Section 16 Payment shall then select a third independent accountant and the three accountants shall determine the Section 16 Payment no later than twenty-one (21) days following the Date of Termination. If the three groups of accountants cannot come to an agreement, the Section 16 Payment will be the average of the calculation of each of the three groups of accountants.

                                    (b) If Franklin does not timely pay the
                      Officer, for every day it is late in payment to the Officer, and/or if Franklin causes the Trust not to pay the Officer (whether through litigation or other means), for every day that the payment is late, Franklin shall pay to the Officer an additional five (5.0%) percent of the
                      Section 16 Payment (not including the 5.0% late charges). In the event that the amount of the Section 16 Payment exceeds the Section 16 Payment determined to have been due, the Officer shall return the excess to Franklin and such excess shall constitute a loan by Franklin to the Officer on the fifth day after demand by Franklin (together with interest at the rate provided in Section 1274 (b)(2)(B) of the Code).

                                    (c) For purposes of the Trust Agreement, the
                      Section 16 Payment shall be considered an Initial Payment.

                           (5) Payments under this Section 16 (including
                  payments from the Trust) shall be payable ten (10) days following the Date of Termination unless the Officer has contested the calculation of the actual payment provided above in which case the final payment shall be paid by Franklin to the Officer no later than 28 days following the Date of Termination.

                      F. Officer agrees that in the event he terminates his employment for Good Reason pursuant to Section 16E above, Franklin may, in its sole discretion, extend Officer's employment period for up to an additional 180 days. Franklin shall continue to pay Officer all of his regular salary and benefits during the extended employment period. For the avoidance of doubt, such extended employment period shall not effect the determination of whether Officer terminated his employment on or before March 19, 2003 pursuant to Section 16E above.

         17. Relationship Between Section 4 and Section 16.

                      A. Other than Officer's termination of his employment for Good Reason pursuant to Section 16E above, subject to the terms of this Agreement, Officer shall be entitled to severance compensation under
         Section 4 above.

                      B. Officer shall only be entitled to severance compensation payable under this Agreement under Section 4 or under
         Section 16. In no event shall Officer be entitled to severance compensation payable under both Section 4 and Section 16.

                      C. Officer shall be entitled to elect that severance compensation be paid under either Section 4 or Section 16; provided that both sections would otherwise apply if not for the restrictions contained in Section 17B.

         18. Limited Waiver. Officer recognizes that, except as set forth in
Section 16 above, he has waived his rights to severance payments (which would otherwise be available under the 1995 Severance Agreement) in the event he terminates his employment for Good Reason based on his appointment to the July 2000 Position or the December 2000 Position and the other events described in
Section 16B above.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        FRANKLIN BANK, NATIONAL ASSOCIATION



                                        By:_____________________________________

                                        Its:____________________________________


                                        OFFICER


                                        ----------------------------------------
                                                David L. Shelp